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								 Exhibit 99




Contacts:  Analyst contact:  Dennis E. McDaniel
	   Vice President, Investor Relations
	   513-603-2197
	   dennis.mcdaniel@ocas.com

	   Media contact:  Cindy L. Denney
	   Assistant Vice President, Corporate Communications
	   513-603-2074; cell phone: 703-7372
	   cindy.denney@ocas.com


For Immediate Release


		   THE OHIO CASUALTY INSURANCE COMPANY NAMES
		   NEW PRESIDENT AND CHIEF OPERATING OFFICER


FAIRFIELD, Ohio, June 30, 2005 --- The Ohio Casualty Insurance Company today announced that Ralph S. (Mike) Michael III, 50, has been named president and chief operating officer of the Company, effective July 25, 2005. Ohio Casualty Corporation (NASDAQ: OCAS) is the holding company of The Ohio Casualty Insurance Company.

Mr. Michael comes to Ohio Casualty from U.S. Bank, National Association, where he was executive vice president and manager of Private Asset Management. In addition, Mr. Michael currently serves as a director on the Ohio Casualty Corporation Board of Directors, a position he will resign effective July 25, 2005.

"We are extremely pleased that Mike has agreed to take on a new, expanded role with our Company," commented Ohio Casualty Corporation President and CEO Dan Carmichael, CPCU. "As an active board member since April 2002, Mike has been a key contributor by providing excellent counsel and advice and playing an instrumental role in our turnaround efforts. He has specifically contributed as chair of the Finance Committee and as a member of the Audit Committee, providing invaluable expertise and guidance on a number of crucial financial initiatives. He brings to the table a wealth of related financial services industry experience that will serve him well as he oversees our insurance operations. Most notably, he is knowledgeable about the Company, including its management team and many of our key agents; demonstrates outstanding leadership skills; and has an extensive financial services background, including demonstrated experience in managing the sales and marketing of financial products and building strong customer relationships."


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In addition to his most recent position with U.S. Bank, Mr. Michael also served with that organization as executive vice president and manager of West Commercial Banking and as president of U.S. Bank - Oregon. From 1979 to 2002, he held numerous executive and management positions with PNC Financial Services Group, Pittsburgh, PA.

A graduate of Stanford University (CA), where he received a bachelor's degree in economics, Mr. Michael earned his master's degree in business administration from the University of California at Los Angeles (UCLA) Graduate School of Management.

Mr. Michael currently serves as a board member of Key Energy Services Inc., Integrated Alarm Services Group Inc., Cincinnati Bengals Inc. and Xavier University (OH).

Digital photo available upon request

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group(R). The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.8 billion as of March 31, 2005.

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